Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into May 1, 2025 (the “Effective Date”) between Outdoor Holding Company (formerly AMMO, Inc.), a Delaware corporation (the “Company”), and Jordan Christensen (“Employee”). The Company and Employee are sometimes referred to individually as “Party” and collectively as “Parties”.

RECITALS

A.
The Company is a public company, and its securities are listed on The Nasdaq Capital Market under the ticker symbols “POWW” and “POWWP”;

B.
Employee and the Company previously entered into an employment agreement on April 4, 2024 (the “Prior Employment Agreement”);
C.
Employee served as General Counsel of the Company under the Prior Agreement;
D.
The Company and Employee desire to embody the terms and conditions of Employee’s employment with the Company in a written agreement, which will supersede all prior agreements of employment, whether written or oral, between the Company and Employee, including but not limited to the Prior Employment Agreement, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. EMPLOYMENT DUTIES AND TERM

Section 1.1 Employment.

(a)
The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth. Employee shall serve as the Chief Legal Officer of the Company, in which capacity Employee shall perform such duties and responsibilities as are commensurate with such title. Employee shall report directly to the Chief Executive Officer (“CEO”) and the Board of Directors (“Board”) of the Company.
(b)
During the Term (defined below), Employee shall devote all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, Employee may participate in the outside activities set forth on Exhibit A (each an “Outside Activity”), so long as each Outside Activity is pre-approved in writing by the Board and no Outside Activity, either individually or the aggregate, (i) poses (or creates the appearance of) a conflict of interest; (ii) interferes or otherwise conflicts with Employee’s job duties, job performance or expected time allocation with respect to the Company; or

(iii) violates the terms of this Agreement or any other agreement by and between Employee on the one hand, and the Company or its affiliates, on the other hand, in each case with respect to subsections (i), (ii) and (iii), as determined by the Board in its sole discretion. Upon request by the Board, Employee agrees to terminate any Outside Activity in the event the Board determines that such Outside Activity breaches any of the terms set forth in subsections (i) through (iii) above or otherwise interferes or conflicts with Employee’s duties to the Company under this Agreement. Employee agrees to use his best efforts to perform Employee’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives. Employee acknowledges and agrees that Employee shall be required to travel for business purposes in the performance of his duties, including, without limitation, travel to the Company’s headquarters.

(c)
The Company shall have the right from time to time to establish rules, regulations, and special instructions covering the terms and conditions of work of Employee, and Employee agrees to obey and abide by all such lawful rules, regulations, and special instructions given by the Company through its authorized agents. In the event of a conflict between the terms of this Agreement and any rules, regulations, or special instructions promulgated by the Company, the terms of this Agreement will prevail.

Section 1.2 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the date that is 24 months following the Effective Date (the “Initial Term”) unless terminated earlier pursuant to Article III. The Initial Term shall automatically be extended for an additional one year term (the “Additional Term,” and collectively with the Initial Term, the “Term”) unless either the Company or Employee provides a written notice of an intention to terminate the agreement at least 60 days prior to the expiration of the Initial Term.

ARTICLE II. COMPENSATION

Section 2.1 Compensation.

(a)
Salary. The Company shall pay Employee $400,000.00 per year ($33,333.33 per month) during the Term, minus applicable taxes and withholdings, paid in accordance with the Company’s normal payroll practices, and prorated for any partial years of employment (“Salary”). The Board or the Compensation Committee of the Board shall review Executive’s Base Salary no less frequently than annually.
(b)
Stock Compensation. Within 30 days of the Effective Date, the Company shall grant Employee an award of restricted stock (the “Stock Award”) pursuant to the Ammo, Inc. 2017 Equity Incentive Plan (or a successor plan thereto) (the “EIP”), subject to the approval of the Board and availability of sufficient shares in the EIP reserve, with respect to 360,000 shares of the Company’s common stock, and subject to the terms and conditions of an award agreement, which terms shall include, without limitation, (i) 45,000 of the shares subject to the Stock Award vesting on the date of grant, (ii) the remaining 315,000 shares subject to the Stock Award vesting in equal 45,000 share tranches on the last trading day of each calendar quarter of the Term, beginning with the calendar quarter ending September 30, 2025 and ending with the calendar quarter ending March 31, 2027, and (iii) a clawback provision that complies with the Company’s clawback policy as in effect from time to time and such other terms and conditions as approved by the Board (or a duly authorized committee of the Board).

(c)
Annual Bonus. With respect to each calendar year during the Term, Employee shall be eligible to earn an annual performance-based bonus in the sole discretion of the Board and subject to the recommendations of the Compensation Committee (the “Annual Bonus”). Any Annual Bonus with respect to any calendar year during the Term shall be paid to Employee between January 1st and March 15th of the immediately following calendar year, provided that Employee is employed by the Company on the date such Annual Bonus is paid, or as otherwise set forth in Section 3.6 of this Agreement. The payment of any Annual Bonus shall be subject to all federal, state and withholding taxes, social security deductions and other general withholding obligations. Award of an Annual Bonus with respect to a particular calendar year does not guarantee the award of an Annual Bonus in any subsequent calendar year.

Section 2.2 Participation in Employee Benefit Plans; Incentive Programs. During the Term, Employee shall be eligible to participate in any employee benefit plans, programs or policies that the Company may establish or adopt for the benefit of similarly-situated employees of the Company, subject to the terms of the documents governing such plan, program or policy, as such plans, programs or policies may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion.

Section 2.3 Time Off. During the Term, Employee shall be entitled to four weeks of paid time off consistent with Company policy (“Time Off”). The timing of vacations shall be scheduled in a manner reasonably acceptable to the Company.

Section 2.4 Expenses. The Company shall reimburse the reasonable and actual out-of-pocket business expenses incurred by Employee which are approved in advance by the Company in the performance of his duties and responsibilities under this Agreement.

Section 2.5 Clawback. To the extent required by Company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or under the EIP or any incentive plan of the Company shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company and applicable to executives of the Company generally, including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or under the EIP or any incentive plan of the Company in the event of material misstatements, financial restatements, other bad acts (or inaction), or other events or occurrences consistent with any government regulation or securities exchange listing requirement. The Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures that are consistent with the immediately preceding sentence, including such policies and procedures applicable to this Agreement and under the EIP or any incentive plan of the Company with retroactive effect.

ARTICLE III. TERMINATION OF EMPLOYMENT

Section 3.1 Termination upon Death or Disability of Employee. In the event of Employee’s death during the Term, this Agreement shall terminate immediately. If, during the Term, Employee shall suffer a Disability (as defined below), the Company may terminate Employee’s employment upon written notice to Employee. For purposes of this Agreement “Disability” shall mean that Employee is permanently and totally disabled and is unable to engage in any substantial gainful activity, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months.

Section 3.2 Termination with Cause By Company. The Company may terminate this Agreement at any time during the Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following, without limitation:

(a)
Misconduct or failure by Employee to perform his responsibilities to the Company which misconduct or failure, if curable, as determined by the Board in its reasonable discretion, Employee does not cure within ten days of receiving written notice from the Board notifying Employee of such misconduct or failure;

(b)
Employee’s material breach of this Agreement which breach, if curable, as determined by the Board in its reasonable discretion, Employee does not cure within ten days of receiving written notice from the Board notifying Employee of such material breach;

(c)
Employee’s failure to adhere to any written Company policy which failure, if curable, as determined by the Board in its reasonable discretion, Employee does not cure within ten days of receiving written notice from the Board notifying Employee of such failure;

(d)
Employee engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally;
(e)
Employee’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(f)
Employee’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property;
(g)
Employee’s conviction of, indictment for (or procedural equivalent), or entering of a guilty plea or plea of no contest with respect to, any felony involving moral turpitude, including breach of trust, dishonesty, or physical harm to any person; or

(h)
Any action or inaction by Employee that reasonably has the potential to cause, or actually causes, reputational harm to the Company, which action or inaction, if curable, as determined by the Board in its reasonable discretion, Employee does not cure within ten days of receiving written notice from the Board notifying Employee of such action or inaction.

Section 3.3 Termination Without Cause by the Company. The Company may terminate this Agreement at any time during the Term without “Cause” upon 60 days’ written notice to Employee (the “Applicable Notice Period”); provided that the Company, in its sole discretion, may elect to shorten or eliminate the Applicable Notice Period. In such instance, Employee’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and Employee will be paid an amount equal to the amount of Employee’s prorated, then-current Salary that Employee would have received had Employee remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early Termination Payment”), minus applicable taxes and withholdings, with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period. In the event the Company terminates Employee’s employment under this Agreement without Cause, Employee shall also be eligible to receive the severance benefits set forth in Section 3.6(c), subject to the terms and conditions set forth therein.

Section 3.4 Termination By Employee for Good Reason. Employee may terminate this Agreement at any time during the Term for “Good Reason” subject to the terms and conditions set forth in this Section 3.4, and provided that Employee follows the Good Reason Process set forth herein. For purposes hereof, the term “Good Reason” shall exist upon the occurrence of any of the following events without Employee’s prior consent: (i) a material diminution in Employee’s Salary; (ii) a material diminution in Employee’s authority, duties or responsibilities; (iii) a Company required relocation of Employee’s primary office location to a distance of more than fifty (50) miles from Employee’s then-current primary office location (provided that such relocation materially increases Employee’s commute, and further provided that the Parties agree that the relocation of the Company’s headquarters from the State of Arizona to the State of Georgia, whether prior to or following the Effective Date, shall not in and of itself constitute “Good Reason” under this Agreement unless Employee is required to relocate his primary office location to the State of Georgia); or (iv) any material breach by the Company of this Agreement. “Good Reason Process” means the following series of actions: (1) Employee reasonably determines in good faith that Good Reason exists; (2) Employee notifies the Company in writing of the existence of Good Reason within 60 days of the occurrence of the event that gave rise to the existence of Good Reason; (3) Employee cooperates in good faith with the Company’s efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30 day period, the “Cure Period”); (4) notwithstanding such efforts, Good Reason continues to exist after the Cure Period ends; and (5) Employee terminates his employment within 30 days after the end of the Cure Period. For the avoidance of doubt, if the Company remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed. In the event Employee terminates employment under this Agreement for Good Reason, Employee shall be eligible to receive the severance benefits set forth in Section 3.6, subject to the terms and conditions set forth therein.

Section 3.5 Termination by Employee without Good Reason. Employee may terminate Employee’s employment with the Company without Good Reason at any time subject to Employee’s provision of the Applicable Notice Period to the Company; provided, however, the Company, in its sole discretion, may elect to shorten or eliminate the Applicable Notice Period and determine the date of termination without any obligation to pay Employee any additional compensation through the remainder of the Applicable Notice Period except as set forth in Section 3.6(b), and without triggering a termination of Employee’s employment for Good Reason.

Section 3.6 Compensation upon Termination.

(a)
Death/Disability. In the event Employee is terminated due to death or Disability, Employee (or his estate in the event of his death) shall be eligible to receive his accrued but unpaid Salary and reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated (the “Accrued Obligations”), which shall be paid to Employee (or, as applicable, Employee’s estate or personal representative) within 15 days of the date of Employee’s termination of employment (the “Termination Date”). In addition, Employee (or, as applicable, Employee’s estate or personal representative) will be eligible to receive (i) (A) three months’ of Employee’s Salary as of the Termination Date, plus (B) an amount equal to the pro-rata target Annual Bonus in effect for the year of Employee’s Termination Date, in each case, payable in accordance with the Company’s regular payroll practices, and

(ii) 100% vesting of the unvested portion of the Stock Award, provided, that in the event of Employee’s death or Disability, any such payment or vesting is subject to Employee (or his estate or personal representative) timely executing, returning, and not revoking a release of claims in such form provided by the Company (the “Release”) within 30 days of the Termination Date. Regardless of whether Employee (or Employee’s personal representative) executes the Release, Employee (or his estate, as applicable) will be eligible to receive any disability or life insurance benefits pursuant to and subject to the terms of such plans that Employee was enrolled in as of the Termination Date.

(b)
For Cause/Without Good Reason. In the event that the Company terminates Employee’s employment hereunder for Cause or Employee voluntarily terminates employment with the Company without Good Reason, Employee shall be eligible to receive only the Accrued Obligations within 15 days of the Termination Date.
(c)
Without Cause/Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause or Employee terminates his employment hereunder for Good Reason, Employee shall be eligible to receive the Accrued Obligations, which the Company shall pay to Employee within 15 days of the Termination Date. In addition, subject to Employee executing, timely returning, and not revoking the Release and continuing to comply with the terms set forth in Article IV below, Employee shall also be eligible to receive (i) 12 months’ of Employee’s Salary as of the Termination Date, payable in accordance with the Company’s payroll practices, commencing with the first payroll period after the effective date of the Release (provided that if the time period for executing, returning, and revoking the Release spans two tax year, no payments shall be made until the second tax year), (ii) subject to Employee timely electing continuation of group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) payment of the insurance premiums under the Company’s group health plan until the earlier of the date that is 12 months following Employee’s Termination Date or the date COBRA benefits end for any reason (other than for nonpayment of premiums), and (iii) 100% vesting of the unvested portion of the Stock Award. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement.

Section 3.7 Change in Control. In addition, notwithstanding the foregoing and subject to the provisions of Section 5.12 below, in the event that Employee’s continuous status as an employee of the Company is terminated by the Company without Cause or Employee terminates his employment with the Company for Good Reason, in either case upon or within 12 months following the date of a Change in Control (as defined in the EIP), subject to Employee’s execution of a Release, in lieu of any other amounts set forth in this Article III, (i) Employee shall be eligible to receive Employee’s then-current Salary for a period of 12 months, in accordance with the Company’s regular payroll dates, commencing on the first payroll date after the effective date of the Release (provided that if the time period for executing and revoking the Release spans two tax year, no payments shall commence until the second taxable year), (ii) 100% vesting of the unvested portion of the Stock Award, (iii) Employee shall be eligible to receive a pro-rated target Annual Bonus through the date of termination, if applicable, and (iv) Employee shall be released from any restriction on Non-Competition as set forth in Section 4.2 herein.

ARTICLE IV. RESTRICTIVE COVENANTS

Section 4.1 Confidentiality. Employee recognizes and acknowledges that Employee has had and will continue to have access to various trade secrets and/or proprietary information (collectively, the “Confidential Information”) concerning the Company. Employee acknowledges that the Confidential Information has been developed solely through the substantial efforts of the Company over a long period of time, and that such Confidential Information is valuable and unique and constitutes a trade secret of the Company. Employee agrees to keep all Confidential Information of the Company in strict confidence and agrees not to disclose any Confidential Information to any other person, firm, association, company, corporation or other entity for any reason except as such disclosure may be required in connection with his employment hereunder. Employee further agrees not to use any Confidential Information for any purpose except on behalf of the Company. For purposes of this Agreement, “Confidential Information” shall mean any information, process or idea that is not generally known in the industry, that the Company considers confidential and/or that gives the Company a competitive advantage, including, without limitation: (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs, and price matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods of processes, financial data and the like. If Employee is unsure whether certain information or material is Confidential Information, Employee shall treat that information or material as confidential unless Employee is informed by the Company, in writing, to the contrary. “Confidential Information” shall not include any information which: (i) is or becomes publicly available through no act or failure of Employee; (ii) was or is rightfully learned by Employee from a source other than the Company before being received from the Company; (iii) becomes independently available to Employee as a matter of right from a third Party having lawful right to make such communication; or (iv) is developed by

Employee independently of any Confidential Information. Employee further agrees that upon termination of his employment with the Company or upon earlier request by the Company, for whatever reason, Employee will surrender to the Company all of the property, notes, manuals, reports, documents and other things in Employee’s possession, including copies or computerized records thereof, which reference, include or otherwise relate directly or indirectly to, any Confidential Information.

Section 4.2 Non-Competition. Beginning on the date hereof and through the date that is 12 months following the Termination Date (the “Restricted Period”), Employee shall not, and shall cause his affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company operates as of the Termination Date and within which Employee performed any services, had any oversight or responsibility, or about which Employee received Confidential Information during his employment or other service relationship with the Company (the “Restricted Area”), (i) control, manage, operate, establish, take steps to establish, lend money to, invest in, solicit investors for, or otherwise provide capital to, or (ii) become employed by, join, perform services for, consult for, or otherwise engage in, any Competing Business. For purposes of this Agreement, “Competing Business” means any Person directly or indirectly engaged or otherwise involved in (1) the operation of an e-commerce marketplace or platform featuring firearms, ammunition, air guns, hunting gear, fishing equipment, or related outdoor products for sale; and (2) any other business in which the Company engages during Employee’s employment and for which Employee performed any services or had any responsibility (each a “Competing Business”), other than ownership of one percent or less of the equity of a publicly traded company. “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

Notwithstanding the foregoing, Employee may, following the Termination Date only, become employed or engaged with a Competing Business in the Restricted Area during the Restricted Period if Employee does not perform the same or similar services for the Competing Business as Employee provided for the Company during Employee’s employment with the Company and Employee is employed or engaged by the Competing Business in a manner that the Company’s Confidential Information would not be used by Employee to assist or further the Competing Business. During the Restricted Period, Employee must provide such Competing Business with a copy of this Agreement and, if requested, such Competing Business must provide the Company written assurances to the reasonable satisfaction of the CEO and the Board that Employee’s employment or engagement with such Competing Business will comply with Article IV prior to Employee beginning employment or engagement with such Competing Business.

Notwithstanding the foregoing or any other term of this Agreement, nothing in this Agreement or this Section 4.2 in any way restricts or otherwise impedes Employee’s right or ability to practice law after Employee’s employment or other service relationship with the Company terminates for any reason,

Section 4.3 Non-Solicitation.

(a)
During the Restricted Period, Employee will not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party: (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, agent, contractor, developer, service provider, licensor, or licensee or other material business relation of the Company; (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Employee’s own purposes or for any other third party; provided, however, that nothing in this Section 4.3 restricts or otherwise impedes Employee’s right to practice law after Employee’s employment with the Company terminates for any reason.

(b)
During the Restricted Period, Employee will not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants; or (2) attempt to do any of the foregoing, either for Employee's own purposes or for any other third party.

Section 4.4 No Derogatory Statements. Employee shall not at any time make or publish any written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its management, products, services, customers, business policies, direct or indirect owners, shareholders, managers, officers, directors, employees, or investors. The Company shall direct its officers and directors not to engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Employee. Nothing in this Section 4.4 or elsewhere in this Agreement is intended to prevent or prohibit (i) Employee from communicating with the Equal Employment Opportunity Commission (or a similar fair employment practices agency of Employee’s state of residence or employment) or engaging in the conduct set forth in Section 4.5 below; or (ii) Employee, any member of the Board or any other person from making truthful statements in good faith in connection with any litigation, arbitration, governmental proceeding or similar proceeding, to defend or prosecute any claim or to the extent required by applicable law, legal process, subpoena, court order or similar requirement; (iii) Employee from engaging in any criticism or other statements made internally within the Company on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning the Company’s or any employee’s or other service provider’s performance or nonperformance; and (iv) any named executive officer or member of the Board from engaging in any criticism or other statements made internally within the Company on a need-to-know basis concerning Employee’s performance or nonperformance of Employee’s duties or responsibilities for the Company.

Section 4.5 Protected Rights. Employee acknowledges that, notwithstanding any Company policy or agreement that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential or proprietary information of the Company) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, Congress, any agency of the Inspector General, the National Labor Relations Board (“NLRB”), any self-regulatory organization, or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, including potential securities law violations. Employee acknowledges that Employee is not required to advise or seek permission from the Company before engaging in any such activity with any such governmental authority. Employee further recognizes that, in connection with any such activity, Employee must inform such governmental authority that any confidential information Employee provides is considered to be confidential. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including, but not limited to, the attorney-client privilege or the attorney work product doctrine; the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Further, nothing in this Agreement shall be construed to prevent or limit Employee from (a) discussing Employee’s employment terms or conditions; (b) making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (c) filing a claim or charge with any federal, state or local government agency or entity; or (d) testifying, assisting, or participating in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Employee need not seek the Board’s prior authorization and is not required to notify the Board of any such reports or disclosures.

Employee is further advised that U.S. federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made

(1) in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Section 4.6. Remedies. If the provisions of Article IV are violated, or threatened to be violated, in whole or in part, by Employee, the Company shall be entitled to a temporary restraining order or a preliminary injunction restraining or enjoining Employee without prejudice to any other remedies the Company may have at law or in equity. If Employee violates this Article, Employee agrees that the Company would be irreparably harmed.

ARTICLE V. MISCELLANEOUS

Section 5.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the Parties under it may not be assigned (except by operation of law and except that it may be assigned by the Company to an affiliate thereof) and shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the Parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all Parties hereto.

Section 5.2 Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the Parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

Section 5.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 5.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, by nationally recognized overnight courier or by delivering the same in person to such Party.

(a)
If to Employee, addressed to:

Jordan Christensen

3825 N. Desert Oasis Circle Mesa, Arizona 85207

(b)
If to the Company, addressed to it at:

Outdoor Holding Company Attn: Human Resources 7681 E. Grey Road Scottsdale, AZ 85260

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received , if earlier. Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section.

Section 5.5 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration before a single arbitrator, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect, except those claims. For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Employee’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment, or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42

U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws, and regulations are amended. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall apply the Federal Rules of Civil Procedure (“FRCP”) and either Party may file a dispositive motion in accordance with the FRCP. Employee agrees that Employee shall not be entitled to bring any action as or to participate in a class or collective action or any other type of representative proceeding against the Company.

Notwithstanding anything to the contrary in this Section 5.5, claims not covered by this agreement to arbitrate are claims that, as a matter of law, the Parties cannot agree to arbitrate, including: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims arising under the National Labor Relations Act, as amended; (iv) administrative charges filed with a federal, state or government agency or entity with authority to investigate such charge; (v) any claim for injunctive relief arising out of or in connection with, or in any way related to any nondisclosure agreement by and between Employee and the Company, any claims for unfair competition, and any claims concerning misappropriation, unauthorized use or unauthorized disclosure of trade secrets or confidential information;

(vi) claims based upon the Company’s current (successor or future) employee benefits and/or welfare plans that either contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply, or that is underwritten by a commercial insurer which decides claims; (vii) to the extent applicable law prohibits the mandatory arbitration of such claims, claims of sexual harassment and sexual assault; (viii) any claims that, by law, may not be subject to mandatory arbitration; and (ix) actions to compel arbitration, or enforce or vacate an arbitrator’s award. In addition, nothing in this Agreement shall prevent Employee from filing an administrative complaint or charge with any federal, state, or local agency with jurisdiction over the Company.

Section 5.6 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 5.7 Captions. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

Section 5.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 5.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The Parties intend that representations, warranties and covenants contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact the Party is in breach of the first representation, warranty or covenant.

Section 5.10 Indemnification by the Company. Employee shall be eligible for indemnification and advancement of expenses for acts and omissions that occurred during Employee’s employment or other service with the Company or any of its subsidiaries or affiliates (whether occurring before, on, or after, the Effective Date) in accordance with the terms of the Company’s (or as applicable, its subsidiaries’ and affiliates’) by-laws and other governing documents (unless such action or omission was not taken or made by Employee in good faith). In addition, during the Term and for at least six (6) years thereafter, the Company shall maintain a directors & officers insurance policy providing for market levels of coverage (or higher), and shall cause Employee to be an insured under such policy with respect to actions and omissions that occurred during Employee’s employment or other service with the Company or any of its subsidiaries or affiliates (whether occurring before, on, or after, the Effective Date). The Company’s obligations under this Section 5.10 shall survive the termination of the Term and the termination of Employee’s employment.

Section 5.11 Headings. The headings used herein are for convenience only and do not limit the contents of this Agreement.

Section 5.12 Section 280G. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates or other payor, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the present value of such total payments and benefits shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind in a similar order, and then reducing equity or equity-based benefits (reduced in the order of highest value to lowest value under Section 280G of the Code). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Employee would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm, or other valuation specialist selected by the Board in good faith prior to the consummation of the applicable change in control transaction, and the applicable independent accountants, law firm, or other valuation specialist shall consider the value, if any, of Employee’s restrictive covenants (including the non-competition restrictions set forth herein) as part of its analysis as may be appropriate under Section 280G of the Code. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5.12 shall require the Company to provide a gross-up payment to Employee with respect to Employee’s excise tax liabilities under Section 4999 of the Code. Notwithstanding the foregoing, in the event that no stock of the Company or its applicable affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) as of immediately prior to an applicable transaction that constitutes a “change in ownership or control” for purposes of Section 280G of the Code, the Company shall submit to a vote of stockholders for approval the portion of the payments and benefits payable to Employee that equal or exceeds three times the Employee’s “base amount” (the “Excess Parachute Payments”) in accordance with Treas. Reg.

§1.280G-1; provided, that Employee has first, in Employee’s sole discretion, executed a customary waiver of such Excess Parachute Payments (the Company makes no guarantee regarding the outcome of any such vote). If such stockholder approval is obtained in accordance with Section 280G of the Code, then the payments and benefits shall not be subject to reduction as described above.

Section 5.13 Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A, any payments or benefits that are payable as the result of a termination of Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)) and that otherwise would have been paid within six months following such termination of employment, shall be delayed and paid or provided to Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after Employee’s separation from service for any reason other than death, and

(y) the date of Employee’s death (but not earlier than such payments or benefits would have been made absent this provision), and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. With respect to any expense reimbursement benefit or in-kind benefit provided pursuant to this Agreement or otherwise, (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (2) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made promptly, but in all events on or before the last day of the calendar year immediately following the calendar year in which the applicable expense is incurred, and (3) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Each payment under this Agreement to Employee shall be deemed a separate payment for purposes of Section 409A.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the day and year first above written.

OUTDOOR HOLDING COMPANY

By: Paul Kasowski

Its: Chief Financial Officer EMPLOYEE:

By: Jordan Christensen

Exhibit A